Exhibit 99.1
TCP Announces K.R. “Kaj” den Daas as New CEO
Renowned lighting industry expert to lead TCP growth
AURORA, Ohio, July 2, 2015 -- TCP International Holdings Ltd. (NYSE: TCPI), a leading global manufacturer of energy efficient lighting technologies, today announced that K.R. “Kaj” den Daas will assume the role of Chief Executive Officer replacing Ellis Yan. Mr. Yan remains Chairman of the TCP Board of Directors and will support Mr. den Daas as he transitions into his new role.
"I am proud to have led TCP and pleased to welcome Kaj to the TCP team,” said Mr. Yan. “Kaj brings with him a vast knowledge of the lighting industry and will provide strategic leadership and vision to continue to grow TCP globally. His passion and commitment to energy efficient lighting has shown throughout his successful thirty plus years in senior leadership positions, including being Chairman of Philips Lighting North America. Kaj’s expertise and leadership in the lighting industry makes him the ideal choice to lead TCP moving forward.”
“I am delighted to join TCP as CEO,” said Mr. den Daas. “Having spent my entire career in the lighting industry, I have watched TCP become a significant player in the global lighting market. I look forward to leveraging the products and manufacturing platform the TCP team has developed to take advantage of the enormous lighting market opportunity in front of us.”
Mr. den Daas has significant experience in the lighting industry serving in various capacities at Royal Philips between 1977 and 2010. This includes most recently being Chairman of Philips Lighting North America and Chief Executive Officer, Business Unit Professional Luminaires, North America for Philips. During his tenure with Philips Lighting, Mr. den Daas was responsible for manufacturing, R&D, distribution, commercial and all other business functions of Philips Lighting in the United States, Canada and Mexico. Under his leadership, Philips became the largest lighting company in North America.
Mr. den Daas currently serves on a number of boards including private equity, venture capital and public companies within the lighting and related industries, including Valmont Industries Inc.  Mr. den Daas also is a member of the Illumination Engineering Society of North America and from 2008 to 2010 served as Governor of National Electrical Manufacturers Association (NEMA). Mr. den Daas earned a doctorate degree in Business Economics from Erasmus University, Rotterdam.
About TCP
TCP is a leading global manufacturer and distributor of energy efficient lighting technologies. TCP's extensive product offerings include LED and CFL lamps and fixtures, internet-based lighting control solutions and other energy efficient lighting products. TCP has the largest combined number of LED and CFL ENERGY STAR® compliant lighting products.  TCP's products are currently offered through thousands of retail and C&I distributors. Since TCP's inception, it has sold more than one billion energy efficient lighting products.  For more information, visit http://www.tcpi.com.
Forward Looking Statements
Certain statements in this release may constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those related to the timing and outcome of TCP's executive transition.  Actual results may differ materially from those implied by such forward-looking statements, which are made only as of the date of this release, due to, among other reasons, ancillary or unforeseen implications of TCP's executive transition. TCP expressly disclaims any obligation or undertaking to update such forward-looking statements, except as required by law.
Contacts
For Investors:
Brian Catlett
Chief Financial Officer
330-954-7689
ir@tcpi.com
Mike Funari
Sapphire Investor Relations, LLC
415-471-2700
ir@tcpi.com

For Media:
Lesley Matt
Director of Marketing
330-995-1040
lmatt@tcpi.com